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                                                                    Exhibit 99.2

PRESS RELEASE                     Source: Avalon Digital Marketing Systems, Inc.

Avalon Digital Announces Restructuring: Silverpop Systems to Acquire Certain Assets Monday May 19, 9:08 am ET

IRVINE, Calif.--(BUSINESS WIRE)--May 19, 2003-- Avalon Digital Marketing Systems, Inc. (Nasdaq:AVLN - News), a provider of digital marketing software and services, announced today that it has signed a non-binding letter of intent to sell selected operating assets representing its digital marketing services and software business for large enterprise clients to Silverpop Systems, Inc. After the sale, Avalon will focus on software-based solutions for small business customers, primarily from its Utah-based operations. The companies intend to enter technology cross-sale and licensing agreements. Other terms of the transaction were not disclosed, and the transaction is subject to various terms and conditions including regulatory and other approvals.

"Under current circumstances, we believe that this is the best way to sustain our business and levels of service for our large enterprise clients, while attempting to clean up the balance sheet, and focus the company on a growing opportunity to sell our software products and services," stated Robert Webber, Avalon President and CEO. "Silverpop is an ideal partner given their strong focus on e-mail marketing to Fortune 500 and mid-market clientele. With Silverpop, our large enterprise clients can continue to receive uninterrupted service from a larger and better-financed entity, and Avalon can re-focus its efforts as a provider of marketing software tools and services for our small business and channel customers."

"The combination of Avalon and Silverpop will create one of the most competitive e-mail marketing companies in the industry," said Bill Nussey, CEO of Silverpop. "Avalon's impressive list of clients speak directly to the sophisticated e-mail marketing expertise that the company has created over the last few years. We are excited to work with these great clients and we are looking forward to welcoming the Avalon employees that support them into the Silverpop family."

Avalon has worked diligently over the past several months to restructure operations, while at the same time seeking additional capital to restructure the balance sheet and position the company for growth. While progress has been made to align revenues and expenses to get closer to operating profit, the company's negative working capital position, cash constraints, and a very difficult financing environment have forced Avalon to pursue strategic and restructuring alternatives, including the sale of operating assets. The company estimates that the assets anticipated to be sold are associated with approximately one-half of Avalon's approximately $3 million in revenues for the quarter ended March 31, 2003. L.H. Friend, Weinress, Frankson & Presson, LLC is assisting the company on the transaction as well as on additional corporate finance options.

Avalon also announced an interim financing of $400,000 in cash to help sustain current operations and client service through the transaction with Silverpop and work with creditors to restructure the Avalon balance sheet and remaining operations. In this regard, the company is announcing that it has discontinued selling its products through the workshop and seminar business previously operated by its "Bring It Home" and "ePenzio" subsidiaries in Salt Lake City, Utah. This decision should benefit the company going forward through cost savings associated with a reduction in force of 45 individuals and elimination of marketing and other expenses associated with owning the seminar

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business. Avalon intends to continue to sell and market its proprietary software to small businesses, but it does not have the cash to sustain and grow the seminar business and it will no longer own that channel of distribution. Due to the actions announced today, any prior statements that include projections for calendar 2003 revenues from the large enterprise or owning the seminar/workshop channel should not be relied upon.

Although Avalon has experienced growth in some areas of its business, the company's negative working capital position, general market conditions, and severe cash constraints have led to the need for immediate solutions. The company has retained independent professional advisors to address its corporate and fiduciary responsibilities for the benefit of all stakeholders, particularly its creditors, shareholders, employees, and clients.

About Avalon Digital Marketing Systems
Avalon Digital is a software and services company that develops and sells a suite of digital marketing technology solutions. The company provides its large enterprise clients, including several Fortune 500 firms, with marketing automation and digital communication technology complemented by full-service professional consultation and integration support. The company addresses the small business market through e-business products, including web site design software and hosting, e-mail marketing software, and a suite of integrated marketing products and services.

About Silverpop Systems, Inc.
Silverpop is an e-mail marketing solutions provider offering a full range of services that include e-mail marketing strategy, campaign management and execution, and highly tailored analytics of campaign results. Our client solutions team has the expertise in best practices and e-mail campaign fulfillment to get the job done right, every time. Our solutions are available in either full or self-service, depending on client preferences. Silverpop's customer base includes Apple, The Bombay Company, Weather.com and AutoNation. For more information visit www.silverpop.com.

Certain statements contained in this press release are forward-looking statements under the federal securities laws, and Avalon Digital Marketing Systems intends that such statements be subject to the safe-harbor created thereby. These forward-looking statements are not guarantees of future growth and involve risks, uncertainties and assumptions that are difficult to predict. Avalon's performance and actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning (i) successful completion of the sale of assets to Silverpop, (ii) anticipated benefits of cost reduction activities, (iii) opportunities for growth in the business of Avalon, and (iv) future sales of digital marketing products and services. Among the important factors that could cause actual results to differ from such forward-looking statements include, without limitation, (i) general uncertainties in Avalon's business pipeline, future acceptance of its products and general market conditions, among other things,
(ii) Avalon's limited operating history, (iii) Avalon's possible inability to sustain and manage its growth, and (iv) the risk that Avalon will not be able to close the financing, satisfy creditors or enter into transactions to support its operations. Additional factors that could affect Avalon and its financial results are included in the periodic filings of Avalon made with the Securities and Exchange Commission. Avalon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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